ARTICLES OF ASSOCIATION OF
                           PARQUE EOLICO DE ASCOY, S A



ARTICLE 1

The purpose of these Articles of Association is to set out how the mercantile company, called PARQUE EOLICO DE ASCOY, S.A., constituted as a public limited company, will operate.


ARTICLE 2

The object of the company comprises the construction and subsequent operation, together with the sale of electricity that has been produced, of electricity plants using wind resources, specifically that of Parque Eolico de Ascoy en Cieza (Murcia).


ARTICLE 3

The registered office is situated in Murcia, calle Rector Lostau n degree 16, 6 degree, which will also be the administrative centre of the company.


ARTICLE 4

The company may change its registered office in accordance with the following conditions:

A) If the company changes its registered address within the same municipal area, a resolution of the Shareholders' General Meeting will not be needed, and therefore it may be decided or agreed by the company's Board of Directors, in accordance with the provisions set out in Articles 149 and 150 of the Companies Act, with reference to Article 163 and other relevant Articles of the Mercantile Register Regulations.

B) In complying with the provisions set out in Article 150 of the Companies Act regulated by the royal decree law 1564/1989 of 22nd December which in turn is governed by the Mercantile Register Regulations approved by the Royal Decree Law 1784/1996 of 19th July the Board of Directors will have all the necessary powers to carry out the procedures for giving notice of any proposed move of the registered office to another municipal area.


ARTICLE 5

The company is constituted for an indefinite period.

A majority vote of shareholders in a General Meeting will be sufficient to wind up the company, as long as all the statutory and legal requirements have been complied with.


ARTICLE 6

The company shall commence trading on the day that the deed of incorporation is granted.


                                    TITLE II
                                  SHARE CAPITAL

ARTICLE 7

The share capital is fixed at Ptas. 215,000,000 (two hundred and fifteen million pesetas) divided into 43,000 (forty three thousand) ordinary shares, of a single series, with a nominal value of Ptas. 5,000 (five thousand pesetas) each, numbered consecutively from 1 to 43,000, both inclusive.

The share capital is fully subscribed, and fifty per cent paid up.

The uncalled amounts will be paid in cash, by payment into a current bank account opened in the name of the company at the time or date set by the Board of Directors, within a maximum period of five years following the date of the deed of incorporation.


ARTICLE 8

Shares will be represented by share certificates. The creation and issue of multiple share certificates is allowed.

The certificates will be issued from counterfoil books and each one will have, as a minimum, those details set out in Article 53 of the Companies Act and will be signed by a legal representative or designated member of the Board of Directors of the company whose signature may be reproduced by mechanical means, in which case an authorised Notary will certify and so minute that the signatures reproduced mechanically are the same as those signed before him. This Minute shall be inscribed in the Mercantile Register before the certificates are circulated.


ARTICLE 9

The company shall keep at its registered office the Shareholders' Register in which will be recorded the successive transfers of shares, stating the name, surname, title or company, if any, nationality and address of the successive holders, as well as the levy of transfer charges and other taxes upon them. Any shareholder that so requests shall be able to examine the Shareholders' Register at the registered office. The company will only be able to amend the entries that it considers false or inaccurate when the interested parties have been notified of the company's intention to proceed in this way and have not indicated in writing their disagreement during the 30 days following notification.

The company shall only recognise as shareholders those who are recorded in this Register.


ARTICLE 10

The shares are transferable by any means recognised in law. In every case, the provisions of the law as to whether or not the definitive certificates have been issued and in accordance with the character of the shares must be taken into account.

Without prejudice to that set out in the previous paragraph, the transfer of shares to third parties that are not companies belonging to the same group as the shareholder transferring the shares will be subject to the following rules.

The shareholder who proposes to dispose of all or some of his shares to another shareholder or a third party, must advise the President of the Board of Directors who, subsequently, will advise the other members of the Board, attaching a document in which is stated the purchase offer received from a third party, stating the number of shares, purchase price and name of purchaser, and this information, within a period of ten calendar days, must be communicated to each and every one of the other shareholders at the address that is shown for each of them in the Shareholders' Register. Within thirty calendar days following the date of the said communication, the shareholders may opt for the acquisition of the shares and if more than one of them wishes to make use of this right, the said shares will be apportioned between them pro-rata in accordance with the shares that they hold.

When the above period has ended, the company may opt, within a further period of twenty calendar days starting from the end of the previous period, between allowing the projected disposal or acquisition of the shares for itself, in the normal legal manner. If this last period ends without, either on behalf of the shareholders or of the company, having made use of the preferential right of purchase, the shareholder will be free to dispose of his shares to the person and in the conditions that he advised to the management, provided that the disposal takes place in the two months following the end of the last period indicated, and, if this should not be the case, the offer process will have to be repeated.

In any event, if two months have passed since the request for authorisation to transfer was presented and the company has not responded, the said authorisation by default will be deemed to have been granted.

In exercising this right of preferential purchase, the purchase price will be that offered by the interested third party. The shareholder that has disposed of the shares must vouch for the price obtained per share by delivering to the President of the Board a copy of the public document that formalises the transfer. The transfers carried out other than in accordance with the provisions of this Article will not be recognised by the company.

Where a shareholder transferor is being wound up due to a merger situation, or when the transfer arises as a consequence of the company being dissolved for legal reasons, the same will also be excluded from the provisions of this agreement

The transfer of shares are excluded from the provisions of this Article when they are made in favour of any company who has control of the shareholder holding the share certificates being transferred or which company is in turn controlled by the said shareholder or whoever has the controlling interest.

For the purposes of the previous paragraph, it is understood that control exists when the controlling shareholder possesses more than 50 per cent of the controlled company or has the capacity to nominate the majority of the members which constitute the Board of Directors.



                                   TITLE III
                        MANAGEMENT BODIES OF THE COMPANY


ARTICLE 11

The daily activities of the company will be regulated and managed by the duly convened General Shareholders' Meeting and by the management body.


ARTICLE 12

The company will be regulated and managed:

a)   by the General Shareholders' Meeting

b)   by the Board of Directors.




GENERAL SHAREHOLDERS' MEETING


ARTICLE 13

The General Meetings shall be ordinary or extraordinary, and shall be convened by the directors of the company.


ARTICLE 14

The Ordinary General Meeting, previously convened for this purpose, must take place during the first six months of each year to review the company's operations, to approve if appropriate the Accounts of the previous year and to decide upon the statement of the results. Any other matter that may be of interest in the opinion of the Board of Directors of the company may also be included in the Agenda.


ARTICLE 15

All meetings that do not fall within the definition in the above Article will be deemed to be Extraordinary General Meetings.


ARTICLE 16

In each case, the Extraordinary General Meeting shall be convened by the Board of Directors of the company, whenever it is deemed to be in the interests of the company, or when it is requested by a number of shareholders representing, at least, five per cent of the share capital.


ARTICLE 17

The General Meeting is deemed to be convened, and will be validly constituted to deal with any matter, whenever there is present all the paid-up share capital and those present accept unanimously that the meeting be held. This class of meeting will be called an Extraordinary General and Universal Meeting of shareholders.


ARTICLE 18

All General Meetings, except those described in Article 17 above, must be convened by a public announcement in the official Gazette of the Mercantile Register, and in one of the province's newspapers with a high circulation rate, as well as to those members who possess at least 10 per cent of the share capital by means of written communication with acknowledgement of receipt (registered letter, fax with acknowledgement of receipt etc) that will be sent at least fifteen days before the date fixed for the said meeting.

The announcement and the written notice shall state the date of the meeting at the first call and all the matters to be dealt with; it may also state, if appropriate, the date on which the meeting will be reconvened at the second calling.

If the meeting is to deal with matters relating to the merger or sub-division of the company, the special periods of notice indicated in law for these matters must be taken into account.


ARTICLE 19

The General Meeting, whether Ordinary or Extraordinary, will be validly constituted at the first calling when the shareholders present or represented possess at least seventy five per cent of the subscribed share capital with the right to vote.

At the second calling the meeting will be validly constituted when there are present at the said meeting at least fifty per cent of the subscribed share capital with the right to vote.


ARTICLE 20

In order for the Ordinary or Extraordinary General Meeting to validly resolve the issue of debentures, the increase or decrease of capital, the transformation, merger or sub-division of the company or any other modification to the Articles of Association, the said meeting will need at the first calling the approval of the assembled shareholders, present or represented, who possess at least eighty five per cent of the subscribed share capital with the right to vote.

At the second calling the approval of two-thirds of the subscribed share capital will be required.


ARTICLE 21

The holders of shares whose shareholding is recorded in the Shareholders' Register five days prior to the proposed meeting date, and the holders of shares that have demonstrated by means of a public document their purchase from someone who appears in the Register as a shareholder, are able to attend the meeting. It is understood in the latter instance that the public document will include a request to the Board of Directors for the said shareholding to be recorded in the Register.

All shareholders with the right to attend the convened General Meetings may be represented by another person who may not be a shareholder, the said representation being in accordance with the provisions of Article 106 of the Public Companies Act.

Attendance in person at the meeting by the shareholder revokes any other representation previously granted.


ARTICLE 22

The President and Secretary of the Board of Directors will act as such at the meetings.

The President may authorise the attendance at the meetings of any person he deems appropriate. Only a decision or agreement of the majority of the meeting will invalidate the said decision.

The shareholders may request in writing, prior to the Meeting, or verbally during it, any report or information they deem appropriate concerning the matters comprising the agenda. The directors shall be obliged to provide the same, except in those cases where, in the judgement of the President, the publicity of the requested data would prejudice the company's interests, but without prejudice to the exception set out in Article 112.2 of the Companies Act.

The Minutes of the Meeting may be approved by the Meeting itself at its conclusion, failing which, within a period of fifteen days by the President and two referees, one representing the majority and the other the minority. The Minutes, approved by whichever of the aforementioned means will have executive force from the date of their approval.

The President or the Secretary may require the presence of a Notary for the purpose of drawing up the Minutes of the Meeting, and will be obliged to carry out this requirement whenever, five days prior to that fixed for the Meeting, it is requested by shareholders that represent at least one per cent of the share capital. Once notarised, the Minutes will be considered as the Minutes of the Meeting.

In the General Meetings the resolutions will be adopted by a majority, except in those matters for which the legal or statutory provisions require a reinforced majority.

A reinforced majority of two thirds of the share capital is required for:

- Agreement to carry out activities complementary to the company's objects, whether carried out directly or indirectly

-    Increase or reduction in share capital

-    A proposed merger

- A reinforced majority of eighty five per cent of the share capital is necessary for deciding the following matters:

-    Modifications to the preferential rights of purchase

-    The purchase of its own shares by the company

- The transformation, winding up (with or without liquidation), sub division; naming and removal of liquidators and the approval of the final liquidation Balance Sheet

- Modification of the company's objects that implies carrying out activities not directly related to the production of electricity by means of wind

- Modifications to the characteristics of the management body and the number of directors on the Board of Directors

-    Modifications to the procedure for transfer of shares

- Modifications to the procedures for reinforced majorities set out in these Articles of Association



THE BOARD OF DIRECTORS

ARTICLE 23

The Board of Directors is responsible for representing the company in legal and other matters.


ARTICLE 24

The Board of Directors, as the body that represents the company, will comprise a minimum of six directors and a maximum of 11.


ARTICLE 25

A member of the Board of Directors must be appointed by the Shareholders' General Meeting for a period of five years, and may be re-elected one or more times for periods of the same maximum duration, without prejudice to the provisions relating to the removal of a director set out in Article 131 of the Companies Act.

A member of the Board of Directors need not be a shareholder of the company.

The office of director will not be remunerated, nevertheless there will be established, to cover expenses, the right to receive an allowance paid on a daily basis to each director which amount will be fixed annually by the General Meeting.

Those persons that infringe the rules of incompatibility that are set out in law 12/1995 of 11th May and other similar and complementary provisions may not be members of the Board of Directors of the company. In such event, the said directors shall be removed immediately, at the request of any shareholder, without prejudice to the liabilities which they may incur for their illegal conduct, in accordance with Article 133 of the Companies Act.

If during the period for which they are appointed members of the Board of Directors a vacancy should arise, the Board, in accordance with that set out in
Article 138 of the Companies Act, may delegate the person or persons to occupy the office of director until the next meeting of the General Meeting.


ARTICLE 26

The Board of Directors will meet whenever requested by one of its members or by its President. Each meeting shall be convened through written communication with acknowledgement of receipt (registered letter, fax with acknowledgement of receipt) sent to each director, at least, seven days before the date fixed for the meeting. The said notice shall include the Agenda for the said meeting and any documentation relating thereto.

The Board of Directors shall be deemed validly constituted when there are present or represented at the meeting, one half plus one of its members. The resolutions will be adopted by an absolute majority of the directors present at the meeting that has been convened by the President or whoever carries out his function. Voting in writing and without meeting will only be allowed when no director opposes this procedure. The discussions and subsequent resolutions of the Board will be entered into a Minute Book that will be signed by the President and the Secretary.

The Board of Directors will appoint the President and Secretary. In addition it may appoint, should it be considered necessary, a Vice-President and a Vice-Secretary, always providing that the General Meeting at the time of appointing the director has not already made these appointments. The Secretary and if appropriate the Vice-Secretary, may or may not be directors, and in the case they will have a voice but no vote. The secretary will be empowered to certify and register all classes of company resolutions.


ARTICLE 27

The Board of Directors will have all the powers and attributes that by law are not reserved exclusively for the General Meeting.

The following list, which sets out the powers ascribed to the Board of Directors, is meant neither to be exhaustive nor to replace those powers conferred on it by law:

- To manage the assets of the company, of any class, to pursue and conclude any type of action against any person or body or organism of the State, autonomous community, province or municipality, as well as international organisations, of the European Community or other, before tribunals, courts and authorities of whatever class and hierarchy, and to act as legal representative of the company.

- To receive and pay amounts that are due the company for whatever title or cause, including payment warrants from the state, autonomous communities, province or municipality, in whichever of its offices, including tax offices, signing the receipts and documents that may be required.

- To represent the company in any class of contract or operation, with specific powers to buy, sell, promote, cede, or lease; to lease industrial equipment and machinery or to lease out those owned by the company and in general to carry out, in relation to the assets of the company, all classes of acts and contracts of management and ownership.

- To sign, endorse, negotiate, accept, collect, pay and note bills of exchange, cheques and other credit and transfer documents; to open, maintain and cancel current accounts, of cash or credit, with or without guarantees of cash or other assets required for carrying out the operations of the company; to constitute, cancel and withdraw provisional and definitive bonds, as well as deposits of any class or nature, all of which in whatever bank, savings bank or similar institution, including the Bank of Spain and its branches.

- To hire and dismiss personnel, fixing their salary and other emoluments; to draw up documents for labour disputes before employment tribunals or whatever other entity or organisation, with specific powers to resolve legal disputes and ratify all those actions that may be necessary.

- To take part in whatever type of auctions and tenders that may be convened by individuals or organisations or branches of the State, autonomous communities, provinces, municipalities or any other.

-    To  resolve,  transfer,  commit,  initiate,   maintain  and  terminate  the
     documents, business or management that may be in the interests of the company, and carry out any action deemed appropriate for the company.

- To grant and revoke powers of any type, including those of litigation and defence, with ordinary and extraordinary powers that are considered appropriate, as well as appealing against verdicts, without any limitation.

- To grant and sign, with regard to everything referred to above, the necessary or appropriate public and private documents, agreeing clauses within them, without any limitation.

An absolute majority of the directors present at a meeting is required to make decisions. Without prejudice to that set out in Article 26, in the case of deadlock the President shall have the casting vote, except regarding the following matters that will require a favourable vote of five of the members of the Board of Directors:

-    The permanent delegation of powers to one member of the Board of Directors.

- To spend or commit in any form expenditure that is not specifically incorporated in the agreed annual budget (except for expenses strictly necessary and urgent for repair, that may be agreed by the Board by an absolute majority or, if it is the case and always subject to ratification, by the Managing Director). This includes granting any type of guarantees or bond in favour of another person or to deal (to purchase, sell, charge, or whatever other type of legal business) in shares or shares of companies that are quoted or not quoted on the Stock Exchange, equally for shares already integrated into the company's assets as well as new investments.

As an exception, the approval of the annual budget of the company and the way in which it is implemented will require the favourable vote of four members of the Board.

The Board of Directors may only delegate its powers in respect of any matter that requires a reinforced majority with the unanimous agreement of its members.




                                    TITLE IV
                                  COMPANY YEAR

ARTICLE 28

The company year will coincide with the calendar year, and will close each year on 31st December.

As an exception, the first company year will close on the date indicated and will begin on the date on which the company starts to trade, as determined in accordance with that stated by the law or these Articles of Association.


ARTICLE 29

The Board of Directors, within a maximum period of three months starting from the closing date of the company's year, is obliged to draw up a report on its management, the Annual Accounts and the proposal for the statement and distributions of profits, if any, to the shareholders.

The Annual Accounts will comprise the balance sheet, profit and loss account and the notes thereto. These documents, together with the management report, will be drawn up with the precision and clarity that the law requires, and must be signed by all the directors of the company. Should the signature of any of the directors be omitted, it will be so stated on each of the documents from which it is omitted, with a specific statement as to the reason for its omission.

The General Meeting will adopt the Annual Accounts. Following notice of the General Meeting, any shareholder will be able to obtain from the company, immediately and at no charge, the documents that must be submitted for the approval of the meeting, and the report of the auditors, if any. The notice convening the meeting must specifically state this right.


ARTICLE 30

The General Meeting will determine the statement of the results of the year in accordance with the adopted balance sheet.



                                     TITLE V
                           WINDING UP AND LIQUIDATION

ARTICLE 31

The company will be wound up for reasons set out by law. In the event of the company being wound up, its liquidation will become the responsibility of the Board of Directors who, acting as liquidators, will carry out the liquidation and division in accordance with that which has been agreed by the General Meeting concerning this matter, and the current legal and statutory provisions.

The number of liquidators must always be uneven, therefore, in the event that the number of members of the Board of Directors be even, the General Meeting that determines the winding up and liquidation will appoint, by a majority, another person as liquidator, so that the total number of them becomes uneven.

Proposals for the merger or sub-division of the company are excluded and deemed exempt from the liquidation process.


ARTICLE 32

In accordance with the provisions of the law, once all the creditors have been paid and the amount of their claims against the company extinguished and having appropriately covered those not due, the company's remaining net assets will be divided between the shareholders in proportion to the value of their nominal shareholdings. If all the shares have not been paid up in the same proportion, it will be distributed as set out in Article 277 of the Companies Act.



                                    TITLE VII
                             APPLICATION OF THE LAW

ARTICLE 33

All matters that are not provided for in these Articles of Association will require the observance and application of the provisions of the law regulated by the Companies Act, 19/1989 of 25th July and complementary legislation.